GUARANTEE PARTICULARS

1.	Lender	Rubirosa Limited (ACN 108 029 198) of 52 Ord Street, West Perth, Western Australia.

2.	Borrower	Oregon Resources Corporation Inc of Portland, Oregon, U.S.A.

3.	Guarantor	Resource Finance & Investment Limited of Corner House, Parliament Street, Hamilton, Bermuda

4.	Principal Agreement	Agreement between the Lender and Borrower contemporaneously with this Deed for the advance of up to $AUS1,500,000 to the Borrower by the Lender.

BACKGROUND

1.	The Lender and the Borrower have entered into the Principal Agreement.

2.	The Principal Agreement provides for the Lender to advance up to AUS$1,500,000.00 out of the net proceeds of a capital raising by the Lender.

TERMS OF GUARANTEE AND INDEMNITY

1.

The Guarantor unconditionally guarantees that the Borrower will duly and punctually pay to the Lender all amounts which the Borrower owes to the Lender at any time pursuant to the Principal Agreement and, as a separate covenant, the due and punctual performance by the Borrower of all the obligations of the Borrower to the Lender under the Principal Agreement.

2.

The Guarantor will pay to the Lender on demand any amount which the Lender certifies that the Borrower owes to the Lender and, as a separate covenant, the Guarantor will make good the default of the Borrower in the performance of any obligation of the Borrower to the Lender under the Principal Agreement as the Lender may require.

3.	The amounts which the Borrower owes to the Lender at any time are:-
(a)	all amounts which the Lender certifies that it has advanced or paid or have become liable to advance or pay for any reason to or on behalf of the Borrower; and

(b)	all amounts for which at any time the Lender certifies that the Borrower is or may become actually or contingently liable to the Lender for any reason and on any account.

4.	This guarantee and indemnity may be enforced against the Guarantor as a principal.

5.	The Guarantor agrees to indemnify the Lender against any loss the Lender may suffer if for any reason:-
(a)	the Borrower does not pay the Lender any amount which the Borrower owes the Lender or;
(b)	the Lender is prevented from including or recovering an amount as part of the amounts which the Borrowers owes the Lender by the intervention of a legal rule;
(c)	the Borrower avoids payment of any amount which the Borrower owes the Lender or for some other reason the Lender is not able to enforce payment;
(d)	any payment to the Lender or other arrangement relating to any amount which the Borrower owes the Lender is or is claimed to be void or voidable or a preference or;
(e)	the Borrower becomes insolvent.

6.	This Guarantee and indemnity is a continuing security for all the amounts which the Borrower owes the Lender. It is not discharged by any intermediate payment or settlement of accounts.

7.	The Guarantor’s obligation under this guarantee and indemnity are not affected by anything which might otherwise affect the Guarantor under the law relating to sureties including:-
(a)

the Lender granting time or any other concession to or compound or compromise with or do or omit to do anything which effects the obligation of the Borrower a co-surety or any other person to the Lender or to the Guarantor;

(b)	any neglect or failure on the part of the Lender in enforcing performance of any obligation of the Borrower or payment of any amount which the Borrower owes the Lender;
(c)	a variation or extension to replacement or other arrangement given to the Borrower alone or with any other person whether with or without the consent or knowledge of the Guarantor;
(d)	any other event which under the law relating to sureties would but for this provision have the effect of releasing the Guarantor.

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8.

This guarantee is in addition to and not in substitution for any other security which the Lender may now or some other time hold for the obligations of the Borrower to the Lender and this guarantee may be enforced by the Lender without resort to that other security and without making any claim or enforcing any right against the Borrower.

9.

The governing law in respect of this deed is the law of Western Australia and both parties hereby submit to the non-exclusive jurisdiction of the Courts of Western Australia and to the courts of appeal therefrom.

10.

All notices to be served on the Guarantor under or in connection with this agreement may be duly served by a written notice delivered to Mr Simon Watson at 17 Ord Street, West Perth, Western Australia 6005.

Dated the	12th day of May 2006

SIGNED by the Guarantor as a Deed.

EXECUTED by RESOURCE	)
FINANCE & INVESTMENT LIMITED	)

____________________________________

Director

____________________________________

Director/Secretary

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